Exhibit 99.1
Inotiv Reports Third Quarter Financial Results for Fiscal 2023 and Provides Business Update
Conference call begins today at 4:30 pm ET
WEST LAFAYETTE, IN, August 10, 2023– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q3 FY 2023”) and nine months (“YTD FY 2023”) ended June 30, 2023.
Financial Highlights
Q3 FY 2023 Highlights
•Revenue was $157.5 million in Q3 FY 2023 as compared to $172.7 million during the three months ended June 30, 2022 (“Q3 FY 2022”), driven by a $2.4 million, or 5.0%, decrease in Discovery and Safety Assessment (“DSA”) revenue and a $12.7 million, or 10.3%, decrease in Research Models and Services (“RMS”) revenue.
•Consolidated net income for Q3 FY 2023 was $0.4 million, or 0.2% of total revenue, compared to consolidated net loss of $(3.6) million, or (2.1%) of total revenue, in Q3 FY 2022.
•Adjusted EBITDA1 was $30.5 million, or 19.4% of total revenue, compared to $37.0 million, or 21.4% of total revenue, in Q3 FY 2022.
•Net book-to-bill ratio was 1.08x for the DSA services business.
•DSA backlog was $149.1 million, up from $143.2 million at June 30, 2022.
YTD FY 2023 Highlights
•Revenue grew to $431.7 million in YTD FY 2023 from $397.2 million during the nine months ended June 30, 2022 (“YTD FY 2022”), driven by a $13.8 million, or 11.4%, increase in DSA revenue and a $20.7 million, or 7.5%, increase in RMS revenue.
•Consolidated net loss for YTD FY 2023 was $(96.2) million, or (22.3)% of total revenue, compared to consolidated net loss of $(93.6) million, or (23.6)% of total revenue, in YTD FY 2022. The YTD FY 2023 consolidated net loss included a $66.4 million non-cash goodwill impairment charge related to our RMS segment. The YTD FY 2022 consolidated net loss included one-time charges of $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021 and $23.0 million of post combination stock compensation expense relating to the adoption of the Envigo Equity Plan.
•Adjusted EBITDA1 was $42.1 million, or 9.8% of total revenue, compared to $72.2 million, or 18.2% of total revenue, in YTD FY 2022.
•Net book-to-bill ratio was 1.01x for the DSA services business.
1 This is a non-GAAP financial measure. Refer to “Non-GAAP to GAAP Reconciliation” in this release for further information.
DSA and RMS Highlights
•The Company previously announced several site optimization initiatives which it was able to complete as planned as of June 30, 2023. The Company continues to execute on its site optimization plan for its Blackthorn, UK site. The relocation of operating activities from Blackthorn into its Hillcrest, UK site is expected to be completed by the end of the third quarter of fiscal 2024.
•The expansion activities at Fort Collins, CO, remain on track and are expected to become operational in the early part of the first quarter of fiscal 2024.
•On May 4, 2023, the Company announced the expansion of its safety pharmacology offering with the validation and verification of a cardiopulmonary telemetry study model in cynomolgus macaques. Offered through Inotiv’s DSA business, telemetry allows for the continuous observation of ECG, respiratory rate and volume, blood pressure and other cardiovascular parameters during preclinical safety studies.
•Envigo RMS, LLC (“Envigo RMS”) is a defendant in a purported class action and a related action under California’s Private Attorney General Act of 2004. On June 2, 2023, Envigo RMS and the plaintiff signed a Memorandum of Understanding (“MOU”) that sets forth the parties’ intent to settle these matters for $0.8 million which includes attorneys’ fees. The MOU provides that the parties will negotiate and enter into a definitive settlement agreement, which will be subject to court approval. The MOU contains no admission of liability or wrongdoing by Envigo RMS. The MOU provides that, if the settlement is approved by the court, the settlement amount would be paid in four quarterly installments, with the first one to be funded after the court’s final approval of the settlement, and the following ones in the three subsequent quarters. This settlement amount is fully accrued for in the third quarter results.
•The Company's facilities in Cumberland, Haslett and Boyertown, as well as its Israeli business, continue to be held for sale as of June 30, 2023. Additionally, the Israeli business along with the Cumberland and Boyertown facilities remain under contract as of June 30, 2023. Furthermore, the Company's Haslett, Michigan, Gannat, France and Blackthorn, U.K. facilities are available for sale as of June 30, 2023.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “We are pleased with a solid third quarter as we diligently work towards completing the final stages of many integration projects, optimizing our infrastructure and right-sizing the Company’s global footprint. In addition, we have adapted in response to the industry challenges related to importation of NHPs this fiscal year. Looking ahead, we are preparing the Company for its next chapter of profitability, continuing to improve the client experience and building a Company that can enhance long term value for our shareholders and employees. We are competitively positioning Inotiv as a leading mid-sized full-service CRO and research model and diet provider."

"As we completed the majority of our anticipated closures and consolidations this quarter, we feel we have set a foundation that will allow us to increasingly focus on operations, growth and drive towards improved profitability. As such, we expect to realize margin and earnings improvements as we fully optimize and integrate our DSA and RMS segments. Building on this, we look forward to growing organically as well as developing new business opportunities and are confident in our abilities to compete with smaller as well as larger CRO and research model providers, alike," concluded Mr. Leasure.
Subsequent Events
•In July 2023, the Company made the decision to close its Spain facility. This is now completed, and the Spain facility is now for sale.
•The Company will also be closing its Everett, WA facility and relocating these operations to Fort Collins, CO upon the completion of the Fort Collins, CO expansion in fiscal Q1 2024. The Everett lease expires November 30, 2023.
Third Quarter and Nine-Months Fiscal 2023 Financial Results
Revenue

(in millions of USD)	Three months ended June 30		% change	Nine months ended June 30		% change
	2023	2022		2023	2022
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
DSA	46.8	49.2	(5.0)%	134.9	121.1	11.4%
RMS	110.7	123.4	(10.3)%	296.8	276.1	7.5%
Total	157.5	172.7	(8.8)%	431.7	397.2	8.7%
For the three and nine-months periods ended June 30, 2023, consolidated revenues were $157.5 million and $431.7 million, respectively, compared to $172.7 and $397.2 million for the same periods in 2022, respectively, representing a year-over-year decrease of 8.8% for the third quarter and a year-over-year increase of 8.7% for the first nine-months of the fiscal year.
Lower total revenue in the third quarter was driven by a $2.4 million decrease in DSA revenue and a $12.7 million decrease in RMS revenue. The decrease in the DSA revenue was primarily driven by our discovery services as a result of the decline in overall biotech funding in the market, plus the timing of general toxicology services. Partially offsetting this, we continue to see increased revenue from genetic toxicology services in connection with the growth of new business at our Rockville facility. The decrease in RMS revenue was due primarily to the negative impact of lower volumes of NHP sales offset by favorable pricing across several products, particularly NHPs.
Higher total revenue in the first nine-months was driven by a $13.8 million increase in DSA revenue and a $20.7 million increase in RMS revenue. The increase in DSA revenue was primarily driven by additional YTD FY 2023 revenue generated from Integrated Laboratory Systems that was acquired in January 2022, plus new services related to genetic toxicology and organic growth in general toxicology services. These increases in DSA service revenues were partially offset by decreases in our discovery services primarily related to the decline in overall biotech funding in the market. The increase in RMS revenue in the first nine months was due primarily to favorable pricing, particularly NHPs, partially offset by the negative impact of lower volumes of NHP sales and the lower sales of small animal models. Additionally, the increase in RMS revenue was impacted by the timing of contributions from acquisitions. Envigo was acquired on November 5, 2021, RSI was acquired on December 29, 2021, and OBRC was acquired on January 27, 2022.
Gross Profit
For the three and nine-months periods ended June 30, 2023, consolidated gross profit was $55.2 million and $121.8 million, respectively, compared to $50.9 and $115.0 million for the same periods in 2022, respectively. Gross profit as a percentage of revenue was 35.0% and 28.2% for the three and nine-month periods ended June 30, 2023, respectively. Comparatively, gross profit as a percentage of revenue was 29.5% and 29.0% for the three and nine-month periods ended June 30, 2022, respectively.
Higher total gross profit in Q3 FY 2023 was the result of a $8.8 million increase in RMS gross profit from Q3 FY 2022, with the improvement in gross margin of 30.2%, and a $4.5 million decrease in DSA gross profit from Q3 2022, with the decrease in gross margin of 20.6% driven primarily by improved margins related to NHP sales. RMS gross margins related to Q3 FY 2022 included $3.8 million of non-cash inventory step-up amortization compared to $0.1 million in Q3 FY 2023, which negatively impacted RMS gross margins in Q3 FY 2022. Additionally, the Company experienced favorable margin impacts from the site closures of our Cumberland and Dublin, VA facilities. The decrease in DSA gross margins was driven primarily by the decreased revenue in our discovery services.
Higher total gross profit in YTD FY 2023 was the result of a $7.8 million increase in RMS gross profit from YTD FY 2022, and a $1.0 million decrease in DSA gross profit versus prior year. The increase in RMS gross margins was primarily due to favorable pricing for several different RMS product lines which were effective beginning in Q2 FY 2023, and favorable margin impacts from the various RMS site optimizations. These improvements to RMS gross margins were partially offset by the mix of products sold and inflationary pressure on product expenses, energy and wages and some duplication of expenses as we transferred production to implement our site optimization plans. The decrease in YTD FY 2023 DSA gross margins was driven primarily by the decreased revenue in our discovery services, partially offset by increases in margins related to our general toxicology services and genetic toxicology services.
Consolidated Net Income/(Loss)
Consolidated net income for Q3 FY 2023 was $0.4 million compared to consolidated net loss of $(3.6) million in Q3 FY 2022. Consolidated net income for Q3 FY 2023 included expenses related to acquisitions and the related integration of those acquisitions which decreased by $3.2 million compared to Q3 FY 2022 primarily due to the timing and number of acquisitions in the fiscal 2022 period compared to none in the fiscal 2023 period. Restructuring costs also decreased $3.6 million compared to Q3 FY 2022, which was due to the timing of restructuring charges in connection with the closure of our Cumberland, VA, site, which was announced in Q3 FY 2022, partially offset by the various site restructurings that have been announced in fiscal 2023. General and administrative (“G&A”) expenses increased in Q3 FY 2023 compared to Q3 2022, reflecting higher compensation expense, legal and third-party fees and bad debt expense. Non-operating expenses in Q3 FY 2023 included $10.8 million of interest expense and $2.4 million of tax benefit. Interest expense increased $2.4 million in Q3 FY 2023 compared to Q3 FY 2022 primarily due to higher interest rates as well as the addition of a $35.0 million term loan executed in October 2022.
Consolidated net loss for YTD FY 2023 was $(96.2) million compared to consolidated net loss of $(93.6) million in YTD FY 2022. Consolidated net loss for YTD FY 2023 included a previously announced $66.4 million non-cash goodwill impairment charge related to our RMS segment. Increases in operating expenses in YTD FY 2023 were driven by higher selling costs, primarily due to increased revenue; higher compensation and benefits expense, reflecting various acquisitions; higher legal, audit and third party fees; and higher start-up costs related to our Rockville facility. Acquisition and integration related expenses decreased by $13.4 million in YTD FY 2023 compared to YTD FY 2022, which was primarily due to the timing and number of acquisitions in fiscal 2022 compared to none in fiscal 2023. Restructuring costs also decreased $1.6 million in YTD FY 2023 compared to YTD FY 2022, which was due to the timing of restructuring charges in connection with the closure of our Cumberland, VA site which was announced in Q3 FY 2022, partially offset by the various site restructurings that have been announced in fiscal 2023. Non-operating expenses for YTD FY 2023 included $31.7 million of interest expense and $20.8 million of tax benefit. Interest expense increased $10.9 million in YTD FY 2023 from YTD FY 2022 primarily due to increased interest rates as well as the timing of outstanding debt between periods. Consolidated net loss for YTD FY 2022 also included one-time charges of $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021 and $23.0 million of post combination stock compensation expense relating to the adoption of the Envigo Equity Plan.
Cash Provided by Operating and Financing Activities and Financial Condition
As of June 30, 2023, the Company had $22.2 million in cash and cash equivalents and no borrowings on its $15.0 million revolving credit facility. Total debt, net of debt issuance costs, as of June 30, 2023, was $375.6 million. We were in compliance with our debt covenants as of June 30, 2023. Cash provided by operating activities was $9.1 million for YTD FY 2023, compared to cash used by operating activities of $5.4 million for YTD FY 2022. For YTD FY 2023, capital expenditures totaled $21.3 million compared to $31.3 million for YTD FY 2022.
Fiscal 2023 Outlook (for the year ended September 30, 2023)
Due to the decreasing availability of NHPs in the U.S., we are recasting our full year revenue guidance to at least $570 million in revenue, which is down from $580 million in previous guidance. We are also updating fiscal 2023 adjusted EBITDA guidance to be at least $60 million, down for the year from the previous guidance of $70 million. We expect to continue to remain in compliance with our financial covenants for the fiscal year. We still expect capital expenditures to be approximately 5% of revenue in fiscal 2023. We anticipate a more modest level of capital investment in 2024, of less than 5% of revenue. The Capital Expenditures are down from our 5-year average of 14% as we built capacity, new service offerings and implemented our site optimization plans. Longer term, we are confident in the product and service portfolio we have assembled and continue to optimize, and our client service value proposition that is particularly attractive to the biopharma sector, and in the skill and experience of the team we have globally executing on our vision.
Webcast and Conference Call
Management will host a conference call on Thursday, August 10, 2023, at 4:30 pm ET to discuss third quarter results for fiscal year 2023.
Interested parties may participate in the call by dialing:
•(888) 886-7786 (Domestic)
•(416) 764-8658 (International)
•82963822 (Conference ID)
The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:
https://viavid.webcasts.com/starthere.jsp?ei=1626625&tp_key=48ebb7e73b
For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.
Non-GAAP to GAAP Reconciliation
This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and nine months ended June 30, 2023 and 2022 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net income (loss) statement of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of multiple facilities, unrealized foreign exchange gain/ loss, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss on fair value remeasurement of convertible notes, other non-recurring third-party costs and goodwill impairment loss. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.
Adjusted EBITDA and Adjusted EBITDA margin guidance for fiscal year 2023 and periods within the year are provided on a non-GAAP basis. The Company cannot reconcile this guidance to expected net income/loss or expected net income/loss margin without unreasonable effort because certain items that impact net income/loss and net income/loss margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About the Company
Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.
This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the impact of recent events related to NHP matters on the Company’s business, operations, results, financial condition, cash flows, and assets, the Company’s ability to comply with covenants under its credit agreement, Company’s ability to reduce its legal and third party fees, changes in the market and demand for the Company’s products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, claims, investigations and litigation against or involving the Company, its business and/or its industry, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Bob Yedid
(765) 497-8381	(516) 428-8577
btaylor@inotivco.com	bob@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Service revenue	$56,295	$60,119	$165,095	$147,879
Product revenue	101,173	112,547	266,590	249,311
Total revenue	$157,468	172,666	$431,685	$397,190
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	39,115	34,477	112,688	91,991
Cost of products sold (excluding amortization of intangible assets)	63,229	87,253	197,255	190,212
Selling	4,793	4,802	14,058	12,187
General and administrative	26,570	21,652	84,574	56,251
Amortization of intangible assets	8,717	8,854	25,951	18,664
Other operating expense	6,261	10,841	14,712	48,871
Goodwill impairment loss	—	—	66,367	—
Operating income (loss)	$8,783	$4,787	$(83,920)	$(20,986)
Other (expense) income:
Interest expense	(10,786)	(8,441)	(31,751)	(20,816)
Other (expense) income	(12)	440	(1,345)	(57,426)
Loss before income taxes	$(2,015)	$(3,214)	$(117,016)	$(99,228)
Income tax benefit (expense)	2,380	(342)	20,820	5,597
Consolidated net income (loss)	$365	$(3,556)	$(96,196)	$(93,631)
Less: Net (loss) income attributable to noncontrolling interests	(1,475)	172	(719)	(769)
Net income (loss) attributable to common shareholders	$1,840	$(3,728)	$(95,477)	$(92,862)

Income (loss) per common share
Net income (loss) attributable to common shareholders:
Basic	$0.07	$(0.15)	$(3.72)	$(3.88)
Diluted	$0.07	$(0.15)	$(3.72)	$(3.88)
Weighted-average number of common shares outstanding:
Basic	25,726	25,510	25,690	23,938
Diluted	26,021	25,510	25,690	23,938

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	September 30,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,220	$18,515
Restricted cash	—	465
Trade receivables and contract assets, net of allowances for credit losses of $8,365 and $6,268, respectively	82,771	100,073
Inventories, net	53,920	71,441
Prepaid expenses and other current assets	35,519	42,483
Assets held for sale	8,708	—
Total current assets	203,138	232,977

Property and equipment, net	189,089	186,199
Operating lease right-of-use assets, net	41,426	32,489
Goodwill	94,286	157,825
Other intangible assets, net	317,553	345,886
Other assets	9,342	7,524
Total assets	$854,834	$962,900

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$30,499	$28,695
Accrued expenses and other liabilities	23,450	35,801
Revolving credit facility	—	15,000
Fees invoiced in advance	50,443	68,642
Current portion of long-term operating lease	10,755	7,982
Current portion of long-term debt	3,810	7,979
Liabilities held for sale	2,271	—
Total current liabilities	121,228	164,099
Long-term operating leases, net	31,795	24,854
Long-term debt, less current portion, net of debt issuance costs	371,752	330,677
Other long-term liabilities	5,913	6,477
Deferred tax liabilities, net	48,816	77,027
Total liabilities	579,504	603,134

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at June 30, 2023 and at September 30, 2022; 25,782,742 issued and outstanding at June 30, 2023 and 25,598,289 at September 30, 2022	6,513	6,362
Additional paid-in capital	713,601	707,787
Accumulated deficit	(444,443)	(348,277)
Accumulated other comprehensive income (loss)	392	(5,500)
Total equity attributable to common shareholders	276,063	360,372
Noncontrolling interest	(733)	(606)
Total shareholders’ equity and noncontrolling interest	275,330	359,766
Total liabilities and shareholders’ equity and noncontrolling interest	$854,834	$962,900

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended June 30,
	2023	2022
Operating activities:
Consolidated net loss	$(96,196)	$(93,631)
Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions:
Depreciation and amortization	40,117	31,867
Employee stock compensation expense	5,856	22,285
Changes in deferred taxes	(27,114)	(8,385)
Provision for expected credit losses	2,175	661
Amortization of debt issuance costs and original issue discount	2,339	1,907
Non-cash interest and accretion expense	4,608	3,906
Loss on fair value remeasurement of embedded derivative	—	56,714
Other non-cash operating activities	1,034	(94)
Goodwill impairment loss	66,367	—
Loss on debt extinguishment	—	877
Non-cash amortization of inventory fair value step-up	563	10,039
Non-cash restructuring costs	889	2,990
Changes in operating assets and liabilities:
Trade receivables and contract assets	13,047	(30,565)
Inventories	16,550	(26,589)
Prepaid expenses and other current assets	6,272	(14,743)
Operating lease right-of-use assets and liabilities, net	779	447
Accounts payable	4,128	8,129
Accrued expenses and other liabilities	(11,048)	(3,327)
Fees invoiced in advance	(18,098)	32,789
Other asset and liabilities, net	(3,148)	(665)
Net cash provided by (used in) operating activities	9,120	(5,388)

Investing activities:
Capital expenditures	(21,324)	(31,275)
Proceeds from sale of equipment	268	277
Cash paid in acquisitions	—	(287,129)
Net cash used in investing activities	(21,056)	(318,127)

Financing activities:
Payments of long-term debt	—	(36,777)
Payments of debt issuance costs	(77)	(10,067)
Payments on promissory notes	(1,780)	(1,362)
Payments on revolving credit facility	(21,000)	(19,000)
Payments on senior term notes and delayed draw term loans	(2,070)	(1,200)
Borrowings on revolving loan facility	6,000	19,000
Borrowings on delayed draw term loan	35,000	35,000
Proceeds from exercise of stock options	109	102
Proceeds from issuance of senior term notes	—	205,000
Other, net	—	(1,534)
Net cash provided by financing activities	16,182	189,162

Effect of exchange rate changes on cash and cash equivalents	753	(852)

Net increase (decrease) in cash and cash equivalents	4,999	(135,205)
Less: cash, cash equivalents, and restricted cash held for sale	(1,759)	—
Cash, cash equivalents, and restricted cash at beginning of period	18,980	156,924
Cash, cash equivalents, and restricted cash at end of period, net of cash, cash equivalents and restricted cash held for sale	$22,220	$21,719

Non-cash financing activity:
Seller financed acquisition	$—	$6,288
Paid in kind debt issuance costs	$1,363	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$26,889	$11,914
Income taxes paid, net	$5,979	$666

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
DSA
Revenue	46,758	49,224	134,874	121,103
Operating income	4,182	13,171	8,478	22,965
Operating income as a % of total revenue	2.7%	7.6%	2.0%	5.8%
Add back:
Depreciation and amortization	4,235	3,438	11,826	9,396
Restructuring costs	—	-	97	-
Startup costs	1,781	1,731	5,567	4,162
Total non-GAAP adjustments to operating income	6,016	5,169	17,490	13,558
Non-GAAP operating income	10,198	18,340	25,968	36,523
Non-GAAP operating income as a % of DSA revenue	21.8%	37.3%	19.3%	30.2%
Non-GAAP operating income as a % of total revenue	6.5%	10.6%	6.0%	9.2%

RMS
Revenue	110,710	123,442	296,811	276,087
Operating income/(loss)	21,886	11,902	(36,661)	34,544
Operating income/(loss) as a % of total revenue	13.9%	6.9%	(8.5)%	8.7%
Add back:
Depreciation and amortization	9,629	12,563	28,291	22,471
Restructuring costs	1,303	4,861	3,212	4,861
Amortization of inventory step up	136	3,762	563	10,039
Other non-recurring, third party costs	2,012	364	3,152	1,310
Goodwill impairment loss	-	-	66,367	-
Total non-GAAP adjustments to operating income/(loss)	13,080	21,550	101,585	38,681
Non-GAAP operating income	34,966	33,452	64,924	73,225
Non-GAAP operating income as a % of RMS revenue	31.6%	27.1%	21.9%	26.5%
Non-GAAP operating income as a % of total revenue	22.2%	19.4%	15.0%	18.4%

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Unallocated Corporate Operating Expenses	(17,285)	(20,286)	(55,737)	(78,495)
Unallocated corporate operating expenses as a % of total revenue	(11.0)%	(11.7)%	(12.9)%	(19.8)%
Add back:
Stock option expense	2,029	1,987	5,856	27,057
Acquisition and integration costs	105	3,682	1,193	14,575
Other non-recurring, third party costs	572	—	572	—
Total non-GAAP adjustments to operating income/(loss)	2,706	5,669	7,621	41,632
Non-GAAP operating loss	(14,579)	(14,617)	(48,116)	(36,863)
Non-GAAP operating loss as a % of total revenue	(9.3)%	(8.5)%	(11.1)%	(9.3)%

Total
Revenue	157,468	172,666	431,685	397,190
Operating income/(loss)	8,783	4,787	(83,920)	(20,986)
Operating income/(loss) as a % of total revenue	5.6%	2.8%	(19.4)%	(5.3)%
Add back:
Depreciation and amortization	13,864	17,988	40,117	58,924
Stock compensation expense	2,029	3,682	5,856	14,575
Restructuring costs	1,303	4,861	3,309	4,861
Acquisition and integration costs	105	3,682	1,193	14,575
Amortization of inventory step up	136	3,762	563	10,039
Startup costs	1,781	1,731	5,567	4,162
Other non-recurring, third party costs	2,584	364	3,724	1,310
Goodwill impairment loss	-	-	66,367	-
Total non-GAAP adjustments to operating income/(loss)	21,802	36,070	126,696	108,446
Non-GAAP operating income/(loss)	30,585	40,857	42,776	87,460
Non-GAAP operating income/(loss) as a % of total revenue	19.4%	23.7%	9.9%	22.0%

INOTIV, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
GAAP Consolidated net income/(loss)	$365	$(3,556)	$(96,196)	$(93,631)
Adjustments (a):
Interest expense	10,786	8,441	31,751	20,816
Income tax (benefit) expense	(2,380)	342	(20,820)	(5,597)
Depreciation and amortization	13,864	16,001	40,117	31,867
Stock compensation expense (1)	2,029	1,987	5,856	27,057
Acquisition and integration costs (2)	506	3,682	1,594	14,575
Startup costs	1,781	1,731	5,567	4,162
Restructuring costs (3)	1,303	4,861	3,309	4,861
Unrealized foreign exchange (gain)/loss	(517)	(641)	(6)	(581)
Loss on debt extinguishment	-	-	-	877
Amortization of inventory step up	136	3,762	563	10,039
Loss (gain) on disposition of assets	68	4	319	(231)
Loss on fair value remeasurement of convertible notes (4)	-	-	-	56,714
Other non-recurring, third party costs	2,584	364	3,724	1,310
Goodwill impairment loss (5)	-	-	66,367	-
Adjusted EBITDA (b)	$30,525	$36,978	$42,145	$72,238
GAAP Consolidated net income (loss) as a percent of total revenue	0.2%	(2.1)%	(22.3)%	(23.6)%
Adjustments as a percent of total revenue	19.2%	23.5%	32.0%	41.8%
Adjusted EBITDA as a percent of total revenue	19.4%	21.4%	9.8%	18.2%
(a)Adjustments to certain GAAP reported measures for the three and nine months ended June 30, 2023 and 2022 include, but are not limited to, the following:
(1)For the nine months ended June 30, 2022, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.
(2)For the three and nine months ended June 30, 2023 and 2022, represents charges for legal services, accounting services, travel and other related activities in connection with various acquisitions and the related integration of those acquisitions.
(3)For the three and nine months ended June 30, 2023 and 2022, represents costs incurred in connection with the exit of multiple sites as previously disclosed.
(4)For the nine months ended June 30, 2022, represents loss of $56.7 million resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.
(5)For the nine months ended June 30, 2023, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment.
(b)Adjusted EBITDA - Consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange gain/loss, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss on fair value remeasurement of the embedded derivative component of the convertible notes, other non-recurring third party costs and goodwill impairment loss.